                                                                 Exhibit 10.1.24

[LETTERHEAD OF ADVANCED TELECOMMUNICATIONS, INC.]

To:         David A. Kunde

From:       Richard A. Smith. Chief Financial Officer

Date:       March 19, 1999

Subject:    Outline of Employment Offer to David A. Kunde

I am pleased to present the following outline of Advanced Telecommunications, Inc., (ATI) offer to you for the position of Vice President -- Network Operations and Technology Planning.

1.    Annual Direct Compensation
      Annual compensation will be $150,000 per year.

2.    Incentive Compensation
      You will be eligible for an annual performance incentive pay package that could max out at 60% of your annual base pay. The performance targets will be based on the following metrics:

            Revenue
            Gross Margin
            Consolidated EBITDA
            Customer Satisfaction

      Performance incentive targets and pay will be assessed and granted quarterly upon completion of the year-end audit, reviewed and approved by the ATI Board of Directors.

            Base Plan (30%): Will represent the Company's budget on an annual basis.

            Target Plan (45%): Will represent the Company's budget adjusted as follows:

                              o Revenue = 104% of Budget
                              o Margin = 103% of Budget
                              o EBITDA = 89% of Budgeted Loss

            Premier Plan (60%): Will represent targets above budget that represent truly premier performance.

                              o Revenue = 107% of Budget
                              o Margin 107% of Budget
                              o EBITDA = 79% of Budgeted Loss

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Page 2
March 19, 1999

3.    Change in Control Agreement
      Should there be a change in control at ATI, you will be covered with an agreement that provides for the following:
      a) If the Executive's employment is terminated within 24 months after a change in control without cause, then the employee will receive severance pay of two (2) times average annual compensation.
      b) Up to two (2) years of medical coverage or until the employee obtains comparable coverage from a new employer.

      Note: A formal Change in Control Severance Pay Agreement will be offered to the Executive to sign on employment that will provide detail on the above provisions.

4.    "Floor" Value of Options Upon Change in Control
      In consideration of the immediate value that you would bring to ATI, if a change in control occurs three (3) years after your employment starts, you may elect to transfer all of your options to the Company in exchange for a lump sum payment of $1,000,000 upon change in control should you desire. At this point, all of your outstanding stock options shall, by reason of the "change-in-control" be deemed earned, vested, and exercisable. If Stolberg Partners L.P. fails to realize a 30% annual return on its invested capital, then the amount paid to you under this letter will be ratably reduced by the percentage amount of the shortfall from the foregoing investment target.
      Note: A formal letter will be provided to the Executive to sign on employment that will provide detail on the above provisions.

5.    Relocation
      ATI will provide a relocation package to the Executive that is intended to allow the employee to remain neutral from a compensation perspective. This package will include the following elements:
      a)    Out of the pocket costs for home search (up to two family trips).
      b) All real estate commissions paid to a third party for sale of the primary dwelling.
      c) Points required to make interest rates equivalent to the current rate that the Executive pays (6.75%).
      d)    Closing costs on the sale and purchase of a primary dwelling.
      e) Temporary living expenses until a residence is occupied in Minneapolis if necessary.
      f) Home travel every two (2) weeks until Executive's family is relocated.
      g) All household moving expenses with a licensed national moving company.
      h)    One (1) month salary for incidentals, decorating. etc.
      i) Reimbursement for (health/dental/vision) benefits from your present employers COBRA in Texas until your family relocates to Minnesota.

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Page 3
March 19, 1999

5.    Relocation - continued

      j) Tax gross up for all of the above (items a-i) in order for the Executive to remain cash neutral for the relocation.

6.    Performance Stock Options
      You will be granted 1,500 performance stock options at a strike price of $300 per share. The shares will be earned and vested on your anniversary date as follows:

                                       Share Vesting    Percent Vesting
                                       -------------    ---------------
         End of Year       One              300               20%
                           Two              300               20%
                           Three            300               20%
                           Four             300               20%
                           Five             300               20%
                                       -------------    ---------------
                           Total          1,500              100%

      You will also be eligible for additional performance option shares at the rate of 375 shares per market per voice switch installed (first four (4)), also at a strike price of $300 per share. At a minimum, our plan calls for four (4) switches; and could call for as many as twenty-one (21) switches. The first four (4) switches would carry a strike price of $300 per share and for switches beyond the first four (4) -- the exercise price will be the then current calculated or actual market value per share of ATI and at 200 shares per switch.

      Should there be a change of control at ATI, all options granted will immediately be earned and vested.

      If the existing private equity funding process does not yield a $300 per share price, your exercise price will be the lesser of the private equity price per share or $300, whichever is lower.

      It is the objective of management and our key outside investor (Stolberg, Meehan and Scano) to increase the value of ATI at an annualized rate of at least 30% per year. See the following analysis for the estimated value generated by this grant over the next five (5) years:

                                    10%       20%       30%       40%       50%
                                  Growth    Growth    Growth    Growth    Growth
                                  ------    ------    ------    ------    ------
Initial Grant (1500)               $275K    $ 670K    $1221K    $1970K    $2967K
4 Switch Options (1500)             275K      670K     1221K     1970K     2967K
                                  ------    ------    ------    ------    ------
  Total                            $550K    $1340K    $2442K    $3940K    $5934K

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Page 4
March 19, 1999

      The above estimates of value are all net of original exercise price of $300 per share. Options granted for switch installations beyond the initial four (4) markets will have a current value exercise price associated with them.

      Note: These estimates of the value of the option grant do not imply any guaranteed value--but are based solely on management's/investor's expectations and their internal forecasts.

7.    Other Benefits
      You will also be eligible for a complete range of company benefits, including 401(k) (25% match on the first 6% contributed), health club membership reimbursement (family reimbursement is $35.00 per month), medical coverage, and company paid parking.

8.    Contingencies
      This offer is contingent upon successful completion of a physical examination, reference/background checks, and successful negotiation out of any/all non-competes that you may have with your existing company.

9.    ATI Financing Plan
      ATI is currently in the process of obtaining additional funding which will allow us to proceed with the switch build-out and to add additional infrastructure necessary for CLEC operations. Because of this --I want to make this offer contingent upon securing appropriate financing at a level that will provide for a minimum level of infrastructure build-out.

David, I am looking forward to a great future working relationship with you at Advanced Telecommunications, Incorporated. After you receive, please call me at
(612) 519-6626 to discuss.

Accepted by: /s/ David A. Kunde                      Date: 4/21/99
             ------------------------
                 David A. Kunde

/smk

[LETTERHEAD OF ADVANCED TELECOMMUNICATIONS, INC.]

                                 April 20, 1999

Mr. David A. Kunde
2116 Argyle Drive
Plano, TX 75023

Dear Dave:

This letter is intended to supplement the terms of my March 19, 1999 memorandum to you detailing the terms of your employment by ATI. ATI has agreed to grant you options to purchase 1,500 shares of ATI common stock initially at the a price of $300.00 and additional options as and when switches are installed in additional markets, all as described in my earlier memo. The initial options will vest over a five year period from the commencement date of your employment by ATI, so long as ATI achieves the financial performance targets established each year by its Board of Directors.

This will confirm our mutual understanding that in the event of any "change-in-control" (as defined in the Change-in-Control Severance Pay Agreement between you and ATI) of ATI on or before April 20, 2002, you may elect to receive a lump sum cash payment, not later than 30 days after the date of the "change-in-control," of $1,000,000 in exchange for your transfer to ATI of all of your stock options. All of your outstanding stock options shall, by reason of the "change-in-control," be deemed earned, vested and exercisable.

Win connection with the "change in control" Stolberg Partners L.P. fails to realize on its investment in ATI Preferred Stock sold by it, an annually compounded rate of return of 30% or more and if Stolberg Farmers, L.P. and Stolberg, Meehan & Scano II, L.P. fail to realize on their investment in any other ATI securities sold by them, an annually compounded internal rate of return of 30% or more, then the amount to be paid you under this letter shall be ratably reduced by the percentage amount (determined on a blended basis) of the shortfall from the foregoing investment targets. To illustrate the foregoing for clarification purposes and not by way of limitation, if the blended return is 25%, the guarantied payment will be reduced from $1,000,000 to $833,333 (i.e., 25%/30% x $1,000,000).

If the foregoing accurately reflects our mutual understanding, please indicate your acceptance and agreement by signing where indicated below and returning such signed copy of this letter to me.

                                   Best regards,

                                   /s/ Richard A. Smith

                                   Richard A. Smith
                                   Chief Financial Officer

RAS/dim

ACCEPTED ON APRIL 21, 1999.

/s/ David A. Kunde
---------------------------
David A. Kunde

                    CHANGE-IN-CONTROL SEVERANCE PAY AGREEMENT

      THIS AGREEMENT is made this 21st day of April, 1999, by and between ADVANCED TELECOMMUNICATIONS, INC., a Minnesota corporation (the "Company") and DAVID A. KUNDE (the "Executive").

                                    RECITALS

      A. The Executive is the Vice-President - Network Operations and Technology Planning, of the Company as of the date of this Agreement.

      B. The Board of Directors of the Company desires to retain the Executive in the employ of the Company.

      C. The Board of Director believes that it is essential to preserve and maintain the stability and continuity of management of the Company by providing the Executive with economic and other security from the uncertainty of risks inherent in a potential sale or merger of the Company which might jeopardize the Executive's employment.

      NOW THEREFORE, in consideration of the foregoing and of the mutual promises of the parties hereto, the Company and the Executive agree as follows:

      1. Eligibility for Severance Pay. The Executive shall be eligible to receive severance pay, in the amounts and at the times described in paragraph 3, if:

            (a) the Executive's employment with the Company and all of its subsidiaries (if any) is terminated within 24 months after there has been a "change in control," as such term is hereinafter defined; and

            (b) the Executive's termination of employment was not:

                        (i) on account of the Executive's death;

                        (ii) on account of a physical or mental condition that
            entitles the Executive to benefits under any long-term disability plan maintained by the Company or any of its subsidiaries, as then in effect;

                        (iii) for conduct involving willful misconduct (such as
            commission by the Executive of a felony or a common law fraud against the Company) which is detrimental in a significant way to the business of the Company or any of its subsidiaries; or

                        (iv) on account of the Executive's voluntary
            resignation; provided, that a resignation shall not be considered to be voluntary for the purposes of this Agreement if it occurs under the circumstances described in paragraph 10(a), or if,


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            subsequent to the change in control, there has been: (1) a reduction in the Executive's base compensation; or (2) a change in the place in which the Executive is required to perform his or her duties, if the new place is more than 50 miles from the place Executive performed his services immediately prior to the "change in control."

      2. Change in Control. For the purposes of this Agreement, a "change in control" shall be deemed to have occurred if:

            (a) there occurs any sale or other disposition to a person unrelated to the Company or any of the holders of its securities of (i) representing, after sale or disposition, more than 50% of the outstanding voting securities of the Company as measured by voting power on an as if converted basis or (ii) more than 50% of the aggregate assets of the Company and its subsidiaries, in the single transaction or series of transactions; or

            (b) the Company or any combination of the Company and its subsidiaries aggregating more than fifty percent (50%) of the consolidated assets of the Company and its wholly-owned subsidiaries becomes a party to any merger or consolidation (excluding a merger or consolidation where the Company or one of such subsidiaries is the surviving corporation);

and in the case of either (a) or (b) above, Stolberg Partners, L.P. and Stolberg, Meehan and Scano II, L.P. liquidate more than 50% of their aggregate voting stock and voting stock equivalents of the Company as measured by the total votes represented thereby.

      3. Certain Change in Control and Severance Payments. The Executive shall receive:

            (a) a lump sum cash payment, no later than 30 days after the date on which the Executive's employment terminates, in an amount equal to two times the Executive's average annual compensation (as defined below); and

            (b) continuation of coverage under the Company's group medical, group life, and group long-term disability plans, if any, and under any individual policy or policies of life insurance maintained by the Company, with the same rate of employer contributions as for active employees, until the earlier to occur of:

                        (i) the expiration of 24 months from the date on which
            the Executive's employment terminates; or

                        (ii) the date on which the Executive obtains comparable
            coverage provided by a new employer.

            (c) a lump sum cash payment, payable no later than 30 days after the date on which the Executive's employment terminates, in an amount equal to the sum of:

                        (i) the amount by which the fair market value of that
            number of shares of stock subject to any stock option which is forfeited or which otherwise becomes nonexercisable by the Executive by reason of the termination of his or her employment (determined as of the date of such termination) exceeds the option price for such shares; and

                        (ii) such additional amounts (or the fair market value
            of such additional property) in excess of the amount determined pursuant to subparagraph (i) that would have been paid or distributed to the Executive upon the exercise of any such forfeited stock options, had such options been exercisable, and exercised, by the Executive as of the date his or her employment terminated.

      It is understood and agreed that this payment under this paragraph 3(c) is to occur only to the extent the Executive is not entitled to exercise his options after the termination of his or her employment under the provisions of the Executive's stock option agreements.

For purposes of this paragraph 3, the term "average annual compensation" shall mean the average rate of annual salary payable to the Executive for the calendar year in which the Executive's employment terminates and for the two immediately preceding calendar years, plus the average annual bonus or incentive payments awarded to the Executive for the same three calendar years; provided, that if bonus or incentive compensation awards have not been determined for the calendar year in which the Executive's employment terminates prior to the date of such termination, such average shall be determined using the bonuses or incentive payments awarded to the Executive for the three calendar years immediately preceding the year in which the Executive's employment terminates; and provided further, that if the Executive has not been employed by the Company for two full calendar years preceding the year in which the Executive's employment terminates, "average annual compensation" shall be based on the Executive's average annual rate of salary plus the average annual bonus or incentive payments determined as described above, for the entire period of the Executive's employment. The Executive's average annual compensation shall be determined prior to any reduction for deferred compensation, "401(k)" plan contributions, and similar items, and any reduction in the Executive's rate of salary occurring within 24 months after a change in control shall be disregarded. In addition, the insurance coverage provided under this paragraph shall be governed by the insurance coverage provided to such the Executive immediately prior to any reduction in such coverage occurring within 24 months after any change in control.

      4. No Funding of Severance Pay. Nothing herein contained shall require or be deemed to require the Company or a subsidiary to segregate, earmark, or otherwise set aside any finds or other assets to provide for any payments required to be made hereunder, and the rights of the terminating Executive to severance pay hereunder shall be solely those of a general, unsecured creditor of the Company.

      5. Death. In the event of the Executive's death, any amount or benefit payable or distributable to the Executive pursuant to paragraph 3(a), 3(b) and 3(c) shall be paid to the beneficiary designated by the Executive for such purpose in the last written instrument, if any, received by the Boards of Directors of the Company prior to the Executive's death, or, if no beneficiary has been designated, to the Executive's estate.

      6. Rights in the Event of Dispute. If a claim or dispute arises concerning the rights of the Executive or a beneficiary to benefits under this Agreement, regardless of the party by whom such claim or dispute is initiated, the prevailing party in such dispute shall be entitled to recover its legal expenses, including reasonable attorneys' fees, court costs, and ordinary and necessary out-of-pocket costs of attorneys incurred in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling such claim or dispute; provided, that:

            (a) the prevailing party obtains a judgment in its favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise; and provided further, that

            (b) in the case of any claim or dispute initiated by the Executive, such claim shall be made, or notice of such dispute given, with specific reference to the provisions of this Agreement, to the Board of Directors of the Company within one year after the occurrence of the event giving rise to such claim or dispute.

      7. Amendment. This Agreement may not be amended or modified except by a written instrument signed by both parties as of a date contemporaneous herewith or subsequent hereto.

      8. No Obligation to Mitigate Damages. In the event the Executive becomes eligible to receive benefits hereunder the Executive shall have no obligation to seek other employment in an effort to mitigate damages. To the extent the Executive shall accept other employment after the termination of his or her employment, the compensation and benefits received from such employment shall not reduce any compensation and benefits due under this Agreement, except as provided in paragraph 3(b).

      9. Other Benefits. The benefits provided under this Agreement shall, except to the extent otherwise specifically provided herein, be in addition to, and not in derogation or diminution of any benefits that the Executive or the Executive's beneficiary may be entitled to receive under any other plan or program now or hereafter maintained by the Company or by any of its subsidiaries.

      10. Successors.

            (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place unless, in the opinion of legal counsel mutually acceptable to the Company and the Executive, such obligations have been assumed by the successor as a matter of law. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession (unless the foregoing opinion is rendered to the Executive) shall entitle the Executive to terminate his or her employment and to receive the payments provided for in paragraph 3 above; provided that Executive has given notice of such failure to the Company after such effectiveness and such agreement is not so assumed within ten (10) days after the Company's receipt of such notice. As used in this Agreement, "Company" shall mean the Company, as presently constituted, and any successor to its business and/or assets which executes and delivers the agreement provided for in this paragraph 10 or which otherwise becomes bound by all the terms and provisions of this Agreement as a matter of law.

            (b) The Executive's rights under this Agreement shall inure to the benefit of, and shall be enforceable by, the Executive's legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

      11. Notices. Any notices referred to herein shall be in writing and shall be sufficient if delivered in person or sent by U.S. registered or certified mail to the Executive at his or her address on file with the Company (or to such other address as the Executive shall specify by notice), or to the Company at 730 Second Avenue South, Suite 1200, Minneapolis, Minnesota 55402 Attn: Chief Executive Officer.

      12. Waiver. Any waiver of any breach of any of the provisions of this Agreement shall not operate as a waiver of any other breach of such provisions or any other provisions, nor shall any failure to enforce any provision of this Agreement operate as a waiver of any party's right to enforce such provision or any other provision.

      13. Severability. If any provision of this Agreement or the application thereof is held invalid or unenforceable by a court of competent jurisdiction, the invalidity or unenforceability thereof shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

      14. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Minnesota, except to the extent superseded by applicable federal law.

      15. Headings. The headings and paragraph designations of this Agreement are included solely for convenience of reference and shall in no event be construed to affect or modify any provisions of this Agreement.

      16. Gender and Number. In this Agreement where the context admits, words in any gender shall include the other genders, words in the plural shall include the singular, and words in the singular shall include the plural.

      The parties hereto have executed this Agreement as of the day and year first above written.

         COMPANY:                       ADVANCED TELECOMMUNICATIONS, INC.

                                        By /s/ Richard A. Smith       4/20/99
                                           -----------------------------------
                                           Richard A. Smith
                                           Chief Financial Officer

         EXECUTIVE:
                                        By /s/ David A. Kunde         4/21/99
                                           -----------------------------------
                                           David A. Kunde


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